PTC Provides Preliminary Q2 FY’12 Results

NEEDHAM, Mass.— April 5 , 2012 -- PTC (Nasdaq: PMTC) today provided preliminary financial results for its fiscal quarter ended March 31, 2012.

Highlights

•	Q2 Non-GAAP revenue of approximately $300 million and non-GAAP EPS of $0.26-$0.28
•	Q2 GAAP revenue of approximately $299 million and GAAP EPS of $0.00-$0.02
•	Q2 license revenue of approximately $75 million
•	Q2 revenue contribution from MKS (acquired on May 31, 2011) and 4CS Solutions (acquired on September 2, 2011) was $23 million on a non-GAAP basis and $22 million on a GAAP basis

The preliminary Q2 non-GAAP revenue results exclude a $1 million effect of purchase accounting on the fair value of the acquired deferred maintenance balance of MKS Inc. The preliminary Q2 non-GAAP EPS results also exclude $13 million of stock-based compensation expense, $9 million of acquisition-related intangible asset amortization, $21 million of restructuring expense, and related income tax adjustments.  The preliminary Q2 results include a non-GAAP tax rate of approximately 25%, an immaterial GAAP tax provision and 121 million diluted shares outstanding.

Results Commentary

James Heppelmann, president and chief executive officer, commented, “Our second quarter license revenue was impacted by a large transaction in Europe that did not close and lower than expected performance in North America. Our maintenance and services business continued to perform well, as did our newly acquired MKS business, with the shortfall in Q2 revenue relative to our guidance of $305 to $320 million due to reduced license sales. While we are disappointed with our Q2 results, we are strategically positioned in attractive growth markets and remain confident in our ability to drive long-term growth and profitability.”

Senior management will host a live webcast and conference call on Thursday, April 5, 2012 at 8:30 am Eastern Time to discuss Q2 preliminary results. PTC will release final Q2 results on Wednesday, April 25th after the stock market closes. Senior management will host a live webcast and conference call to review the results on Thursday, April 26th at 8:30 am Eastern Time.

Q2 Preliminary Results Conference Call and Webcast

What:	PTC Fiscal Q2 Preliminary Results Conference Call and Webcast
When:	Thursday, April 5th, 2012 at 8:30 am (ET)
Dial-in:	1-800-857-5592 or 1-773-799-3757 Call Leader: James Heppelmann Passcode: PTC
Webcast:	www.ptc.com/for/investors.htm
Replay:	The audio replay of this event will be archived for public replay until 4:00 pm (CT) on April 15, 2012 at 1-800-947-6583. To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

Q2 Final Results Conference Call and Webcast

The earnings press release and accompanying prepared remarks will be accessible prior to the conference call and webcast on the Investor Relations section of the Company’s web site at www.ptc.com.

What:	PTC Fiscal Q2 Final Results Conference Call and Webcast
When:	Thursday, April 26th, 2012 at 8:30 am (ET)
Dial-in:	1-800-857-5592 or 1-773-799-3757 Call Leader: James Heppelmann Passcode: PTC
Webcast:	www.ptc.com/for/investors.htm
Replay:	The audio replay of this event will be archived for public replay until 4:00 pm (CT) on May 6, 2012 at 1-866-463-4960. To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

Important Information About Non-GAAP References

PTC provides non-GAAP supplemental information to its financial results.  Non-GAAP revenue, operating expenses, margin and EPS exclude the effect of purchase accounting on the fair value of the acquired deferred maintenance balance of MKS Inc., stock-based compensation expense, amortization of acquired intangible assets, acquisition-related expenses, restructuring charges, certain foreign currency transaction losses, and the related tax effects of the preceding items and any one-time tax items.  We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies.  In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.  However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements

This press release contains preliminary results for the second quarter of 2012.  Actual results may differ from those stated as a result of finalization of our second quarter financial statements.  In addition, our assumptions concerning our GAAP and non-GAAP effective income tax rates for the quarter are based on estimates and other factors that could change, including geographic mix of our revenue and profits.

Other statements in this press release that are not historic facts, including statements about future financial expectations, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or maintenance growth rates that we expect, which could result in a different mix of revenue between license, service and maintenance and could impact our EPS results, the possibility that strategic customer wins may not generate the revenue growth or cost efficiencies we expect, the possibility that resource constraints could adversely affect our revenue, and the possibility that our strategic investments and organizational realignment may not generate the revenue growth or operating margin improvements we expect. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC and all other PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries.

About PTC (www.ptc.com)
PTC (Nasdaq: PMTC) provides discrete manufacturers with software and services to meet the globalization, time-to-market and operational efficiency objectives of product development. Using the company’s PLM and CAD and related solutions, organizations in the Industrial, High-Tech, Aerospace/Defense, Automotive, Retail/Consumer and Life Sciences industries are able to support key business objectives such as reducing costs and shortening lead times while creating innovative products that meet customer needs and comply with industry regulations.

Investor Contact:
PTC Investor Relations
Tim Fox, 781-370-5961
tifox@ptc.com

Media Contact:
PTC Public Relations
Eric Snow, 781-370-6210
esnow@ptc.com